Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated September 22, 2015, relating to the financial statements and financial highlights which appear in the July 31, 2015 Annual Reports to Shareholders of iShares Enhanced International Large-Cap ETF, iShares Enhanced International Small-Cap ETF, iShares Enhanced U.S. Large-Cap ETF and iShares Enhanced U.S. Small-Cap ETF, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights”, “Independent Registered Public Accounting Firm” and “Financial Statements” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

San Francisco, California

November 23, 2015